As filed with the Securities and Exchange Commission on May 29, 2009

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

OMNICELL, INC.

 (Exact name of registrant as specified in its charter)

Delaware	94-3166458
(State of Incorporation)	(I.R.S. Employer Identification No.)

1201 Charleston Road

Mountain View, CA 94043

(650) 251-6100

(Address of principal executive offices)

2009 Equity Incentive Plan

1997 Employee Stock Purchase Plan, as amended

(Full title of the plans)

Randall A. Lipps

President and Chief Executive Officer

1201 Charleston Road

Mountain View, CA 94043

(650) 251-6100

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Robert J. Brigham, Esq.

Cooley Godward Kronish LLP

Five Palo Alto Square

3000 El Camino Real

Palo Alto, CA 94306

(650) 843-5000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer	☐		Accelerated filer	☒
Non-accelerated filer	☐	(Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered (1)	Amount to be Registered (2)		Proposed Maximum Offering Price per Share (3)	Proposed Maximum Aggregate Offering Price (3)	Amount of Registration Fee
Common Stock, par value $0.001 per share	9,574,153	(4)	$9.20 – 12.89	$105,550,465.46	$5,889.72

(1)                                  Includes associated rights to purchase shares of the Registrant’s Series A Junior Participating Preferred Stock, par value $0.001 per share (“Preferred Share Purchase Rights”). Preferred Share Purchase Rights are attached to shares of the Registrant’s Common Stock in accordance with the rights agreement, dated as of February 6, 2003, as amended from time to time, by and between the Registrant and EquiServe Trust Company, N.A., as Rights Agent (the “Rights Agreement”). The Preferred Share Purchase Rights are not exercisable until the occurrence of certain events specified in the Rights Agreement, are evidenced by the stock certificates representing the Common Stock and are transferable solely with the Common Stock. The value attributable to the Preferred Share Purchase Rights, if any, is reflected in the value of the Common Stock.

(2)                                  Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Registrant’s Common Stock that become issuable under the plans set forth herein by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of outstanding shares of Registrant’s Common Stock.

(3)                                  Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h) promulgated under the Securities Act. The price per share and aggregate offering price (a) for outstanding options granted pursuant to the Omnicell, Inc. 1999 Equity Incentive Plan, as amended (the “1999 Plan”) and the Omnicell, Inc. 2003 Equity Incentive Plan, as amended (the “2003 Plan”) are based upon the weighted average exercise price of the outstanding options, (b) for outstanding restricted stock units and unvested restricted stock awards granted pursuant to the 1999 Plan are based on the average of the high and the low price of Registrant’s Common Stock as reported on the NASDAQ Global Market on May 21, 2009, and (c) for shares reserved for future grant pursuant to the Omnicell, Inc. 2009 Equity Incentive Plan (the “2009 Plan”) and for shares reserved for future issuance pursuant to the Omnicell, Inc. Amended and Restated 1997 Employee Stock Purchase Plan, as amended (the “1997 ESPP”) are based on the average of the high and the low price of Registrant’s Common Stock as reported on the NASDAQ Global Market on May 21, 2009.

(4)                                  Represents Registrant’s shares of Common Stock (a) issuable pursuant to outstanding stock options granted under the 1999 Plan and 2003 Plan, (b) pursuant to outstanding restricted stock units granted under the 1999 Plan, (c) unvested restricted stock awards granted under the 1999 Plan, (d) reserved for future grant pursuant to the 2009 Plan and (e) reserved for future issuance under the 1997 ESPP.

The registration fee is calculated as follows:

Title of Securities to be Registered	Number of Shares	Offering Price Per Share	Aggregate Offering Price
Shares issuable pursuant to the exercise of outstanding stock options originally granted under the 1999 Plan(5)	4,463,036	$12.89	$57,528,834.04

Shares issuable pursuant to outstanding restricted stock units originally granted under the 1999 Plan(5)	401,855	$9.20	$3,697,066.00

Shares issuable pursuant to outstanding unvested restricted stock awards originally granted under the 1999 Plan(5)	73,397	$9.20	$675,252.40

Shares issuable upon the exercise of outstanding stock options originally granted under the 2003 Plan(5)	366,174	$11.93	$4,368,455.82

Shares reserved for future issuance under the 2009 Plan	1,647,265	$9.20	$15,154,838.00

Shares reserved for future issuance under the 1997 ESPP	2,622,426	$9.20	$24,126,319.20

Total number of shares to be registered	9,574,153

Proposed Maximum Offering Price			$105,550,465.46

Registration Fee			$5,889.72

(5)                                  Pursuant to the terms of the 2009 Plan, any shares subject to outstanding stock options originally granted under the 1999 Plan or 2003 Plan, or outstanding restricted stock units or restricted stock awards originally granted under the 1999 Plan, that expire or terminate for any reason prior to exercise or settlement or are forfeited because of the failure to meet a contingency or condition required to vest such shares shall become available for issuance under the 2009 Plan.

INCORPORATION OF DOCUMENTS BY REFERENCE

The following documents filed by Omnicell, Inc. (the “Registrant”) with the Securities and Exchange Commission (the “Commission”) are incorporated by reference into this Registration Statement:

(a) The Registrant’s annual report on Form 10-K for the year ended December 31, 2008, filed with the Commission on February 24, 2009, pursuant to sections 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

(b) The Registrant’s quarterly report on Form 10-Q for the quarter ended March 31, 2009, filed with the Commission on May 8, 2009.

(c) The Registrant’s current reports on Form 8-K as filed with the Commission on January 6, 2009, January 21, 2009 (other than the information under Item 2.02 and the related exhibit furnished therewith), January 29, 2009 (other than the information under Item 2.02 and the related exhibit furnished therewith), February 9, 2009, March 10, 2009 and May 20, 2009.

(d) The description of the Registrant’s Common Stock which is contained in a registration statement on Form 8-A filed on August 3, 2001, under the Exchange Act, including any amendment or report filed for the purpose of updating such description.

(e) All other reports and other documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits furnished on such form that relate to such items, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part of this registration statement from the date of the filing of such reports and documents.

DESCRIPTION OF SECURITIES

Not applicable.

INTERESTS OF NAMED EXPERTS AND COUNSEL

Not applicable.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

As permitted by Section 145 of the Delaware General Corporation Law, the Registrant’s Amended and Restated Certificate of Incorporation (the “Certificate”) provides that no director will be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability:

•                  for any breach of duty of loyalty to the Registrant or to its stockholders;

•                  for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of the law;

•                  for unlawful payment of dividends or unlawful stock repurchases or redemptions under 174 of the Delaware General Corporation Law; or

•                  for any transaction from which the director derived an improper personal benefit.

The Registrant’s Certificate further provides that it must indemnify its directors and executive officers and may indemnify its other officers and employees and agents to the fullest extent permitted by Delaware law. The Registrant believes that the indemnification under the Certificate covers acts of negligence and gross negligence on the part of indemnified parties.

The Registrant has entered into indemnification agreements with each of its directors and certain officers. These agreements, among other things, require the Registrant to indemnify each director and officer for certain expenses including attorney’s fees, judgments, fines and settlement amounts incurred by any such person in any action or proceeding, including any action by or in the right of the Registrant, arising out of the person’s services as a director or officer of the Registrant, any subsidiary of the Registrant, or any other company or enterprise to which the person provides services at the Registrant’s request.

EXEMPTION FROM REGISTRATION CLAIMED

Not applicable.

ITEM 8.  EXHIBITS

Exhibit Number	Description
4.1(1)	Amended and Restated Certificate of Incorporation of the Registrant.

4.2(2)	Certificate of Designation of Series A Junior Participating Preferred Stock.

4.3(3)	Bylaws of the Registrant.

4.4(1)	Form of Common Stock Certificate.

4.5(4)	Rights Agreement, dated February 6, 2003, between Registrant and EquiServe Trust Company, N.A.

5.1	Opinion of Cooley Godward Kronish LLP.

23.1	Consent of Independent Registered Public Accounting Firm.

23.2	Consent of Cooley Godward Kronish LLP is contained in Exhibit 5.1 to this Registration Statement.

24.1	Power of Attorney is contained on the signature pages.

99.1	Amended and Restated 1997 Employee Stock Purchase Plan, as amended.

99.2 (5)	2009 Equity Incentive Plan.

(1)          Previously filed as an exhibit to the Registrant’s Registration Statement on Form S-1 (File No. 333-57024), and amendments thereto, originally filed with the Commission on March 14, 2001, and incorporated herein by reference.

(2)          Previously filed as an exhibit to the Registrant’s Annual Report on Form 10-K (File No. 000-33043), and amendments thereto, originally filed with the Commission on March 28, 2003, and incorporated herein by reference.

(3)          Previously filed as an exhibit to the Registrant’s Quarterly Report on Form 10-Q (File No. 000-33043) filed with the Commission on August 9, 2007, and incorporated herein by reference.

(4)          Previously filed as an exhibit to the Registrant’s current report on Form 8-K (File No. 000-33043) filed with the Commission on February 14, 2003, and incorporated herein by reference.

(5)          Previously filed as an exhibit to the Registrant’s current report on Form 8-K (File No. 000-33043) filed with the Commission on May 20, 2009, and incorporated herein by reference.

UNDERTAKINGS

1. The undersigned Registrant hereby undertakes:

(a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference herein.

(b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(d) That, for the purpose of determining liability of the Registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

2.              The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.              Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Mountain View, State of California, on this 28th day of May, 2009.

OMNICELL, INC.

By:	/s/ Robin G. Seim
Robin G. Seim
Vice President of Finance and Chief Financial Officer
(Principal Financial and Accounting Officer)

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Randall A. Lipps and Robin G. Seim, and each or any one of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission (the “SEC”), and generally to do all such things in their names and behalf in their capacities as officers and directors to enable the Registrant to comply with the provisions of the Securities Act of 1933 and all requirements of the SEC, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

Signatures	Title	Date

/s/ RANDALL A. LIPPS	Chief Executive Officer, President and Chairman	May 28, 2009
Randall A. Lipps	of the Board (Principal Executive Officer)

/s/ ROBIN G. SEIM	Vice President of Finance, Chief Financial Officer	May 28, 2009
Robin G. Seim	(Principal Financial and Accounting Officer)

/s/ MARY E. FOLEY	Director	May 27, 2009
Mary E. Foley

/s/JAMES T. JUDSON	Director	May 26, 2009
James T. Judson

/s/ RANDY D. LINDHOLM	Director	May 27, 2009
Randy D. Lindholm

/s/ GARY S. PETERSMEYER	Director	May 28, 2009
Gary S. Petersmeyer

/s/ DONALD C. WEGMILLER	Director	May 27, 2009
Donald C. Wegmiller

Signatures	Title	Date

/s/ SARA J. WHITE	Director	May 23, 2009
Sara J. White

/s/ JOSEPH E. WHITTERS	Director	May 27, 2009
Joseph E. Whitters

/s/ WILLIAM H. YOUNGER, JR.	Director	May 26, 2009
William H. Younger, Jr.

EXHIBIT INDEX

Exhibit Number	Description
4.1(1)	Amended and Restated Certificate of Incorporation of the Registrant.

4.2(2)	Certificate of Designation of Series A Junior Participating Preferred Stock.

4.3(3)	Bylaws of the Registrant.

4.4(1)	Form of Common Stock Certificate.

4.5(4)	Rights Agreement, dated February 6, 2003, between Registrant and EquiServe Trust Company, N.A.

5.1	Opinion of Cooley Godward Kronish LLP.

23.1	Consent of Independent Registered Public Accounting Firm.

23.2	Consent of Cooley Godward Kronish LLP is contained in Exhibit 5.1 to this Registration Statement.

24.1	Power of Attorney is contained on the signature pages.

99.1	Amended and Restated 1997 Employee Stock Purchase Plan, as amended.

99.2(5)	2009 Equity Incentive Plan.

(1)   Previously filed as an exhibit to the Registrant’s Registration Statement on Form S-1 (File No. 333-57024), and amendments thereto, originally filed with the Securities and Exchange Commission on March 14, 2001, and incorporated herein by reference.

(2)   Previously filed as an exhibit to the Registrant’s Annual Report on Form 10-K (File No. 000-33043), and amendments thereto, originally filed with the Securities and Exchange Commission on March 28, 2003, and incorporated herein by reference.

(3)          Previously filed as an exhibit to the Registrant’s Quarterly Report on Form 10-Q (File No. 000-33043) filed with the Securities and Exchange Commission on August 9, 2007, and incorporated herein by reference.

(4)          Previously filed as an exhibit to the Registrant’s current report on Form 8-K (File No. 000-33043) filed with the Securities and Exchange Commission on February 14, 2003, and incorporated herein by reference.

(5)          Previously filed as an exhibit to the Registrant’s current report on Form 8-K (File No. 000-33043) filed with the Securities and Exchange Commission on May 20, 2009, and incorporated herein by reference.